Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2021

Ocala, FL…June 11, 2021—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its second quarter ended May 1, 2021. Sales for the second quarter of 2021 increased 45% to $14,742,900 as compared to $10,202,502 recorded in the second quarter of 2020. Income from operations for the second quarter of 2021 was $2,062,172 versus $1,914,867 in the same period a year ago. Net income after taxes was $1,724,938 as compared to $1,550,004 for the same period last year. Diluted earnings per share for the second quarter of 2021 were $0.47 per share compared to $0.43 per share last year.

For the first six months of fiscal 2021, sales increased 21% to $23,814,411 as compared to $19,646,354 for the first six months of 2020. Income from operations was $3,286,238 versus $3,548,572 last year. Net income after taxes was $2,790,703 compared to $2,950,145 last year. Diluted earnings per share were $0.77 per share compared to $0.81 per share last year.

Nobility’s financial position during the second quarter 2021 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $35,879,342 and no outstanding debt. Working capital is $36,246,631 and our ratio of current assets to current liabilities is 3.6:1. Stockholders’ equity is $50,141,381 and the book value per share of common stock increased to $13.81.

Terry Trexler, President, stated, “The Company’s second quarter sales were exceptionally strong and continue to reflect an improving housing market. Ongoing supply and labor challenges, plus the unprecedented inflation in most building products have negatively affected the Company’s gross profits.

Since May of 2020 the Company has experienced unprecedented inflation in most building products, with no immediate relief in sight resulting in significant increases to our material costs. We are monitoring this situation and will continue to adjust our selling prices to help offset the higher costs on each home.

The demand for affordable manufactured housing in Florida has been adversely impacted by coronavirus (“COVID-19”) and actions taken in response thereto. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2020 through May 2021 were up approximately 6% from the same period last year. In addition, the lack of lenders in our industry, partly as a result of an increase in government regulations, still adversely affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus. Although we were deemed an essential business and never closed our retail sales centers, these measures had a negative impact on customer traffic (and corresponding sales) within our centers and the operations of our business partners. While our manufacturing operations have continued, an outbreak in our manufacturing facility would negatively impact our ability to produce new homes. There is considerable uncertainty regarding the impact, and expected duration, of such measures and potential future measures, which could cause disruptions to our business in the future.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2021 the Company celebrated its 54th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 30 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, increasing material costs or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	May 1, 2021	October 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,227,818	$30,305,902
Certificates of Deposit	2,088,805	4,602,307
Short-term investments	562,719	358,960
Accounts receivable— trade	1,817,588	790,046
Note receivable	29,110	35,997
Mortgage notes receivable	23,752	20,162
Income taxes receivable	—	105,676
Inventories	10,179,102	9,294,677
Pre-owned homes, net	552,375	441,937
Prepaid expenses and other current assets	1,637,504	1,014,849

Total current assets	50,118,773	46,970,513
Property, plant and equipment, net	6,918,792	5,142,714
Pre-owned homes, net	1,036,596	1,077,240
Note receivable, less current portion	—	6,573
Mortgage notes receivable, less current portion	222,556	227,509
Mobile home park note receivable	2,481	—
Other investments	1,755,121	1,729,364
Deferred income taxes	—	3,598
Operating lease right of use assets	694,629	715,368
Cash surrender value of life insurance	3,885,002	3,795,902
Other assets	156,287	156,287

Total assets	$64,790,237	$59,825,068

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,285,506	$928,095
Accrued compensation	706,736	670,520
Accrued expenses and other current liabilities	1,484,542	1,383,833
Income taxes payable	219,456	—
Operating lease obligation	30,078	24,192
Customer deposits	10,145,824	5,098,633

Total current liabilities	13,872,142	8,105,273
Deferred income taxes	15,584	—
Operating lease obligation, less current portion	761,130	778,519

Total liabilities	14,648,856	8,883,792

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued;
3,632,100 and 3,631,196 outstanding, respectively	536,491	536,491
Additional paid in capital	10,733,434	10,694,554
Retained earnings	57,134,654	57,976,051
Less treasury stock at cost, 1,732,807 shares in 2021 and
1,733,711 shares in 2020	(18,263,198)	(18,265,820)

Total stockholders’ equity	50,141,381	50,941,276

Total liabilities and stockholders’ equity	$64,790,237	$59,825,068

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 1 2021	May 2 2020	May 1 2021	May 2 2020
Net sales	$14,742,900	$10,202,502	$23,814,411	$19,646,354
Cost of sales	(11,130,215)	(7,065,007)	(17,704,279)	(13,619,010)

Gross profit	3,612,685	3,137,495	6,110,132	6,027,344
Selling, general and administrative expenses	(1,550,513)	(1,222,628)	(2,823,894)	(2,478,772)

Operating income	2,062,172	1,914,867	3,286,238	3,548,572

Other income (loss):
Interest income	52,474	84,273	83,130	186,156
Undistributed earnings in joint venture— Majestic 21	12,049	20,398	25,757	40,270
Proceeds received under escrow arrangement	—	189,285	45,868	272,394
Increase (decrease) in fair value of equity investment	123,803	(176,733)	203,759	(180,526)
Miscellaneous	17,945	8,649	25,265	19,594

Total other income	206,271	125,872	383,779	337,888

Income before provision for income taxes	2,268,443	2,040,739	3,670,017	3,886,460
Income tax expense	(543,505)	(490,735)	(879,314)	(936,315)

Net income	$1,724,938	$1,550,004	$2,790,703	$2,950,145

Weighted average number of shares outstanding:
Basic	3,632,195	3,632,614	3,632,060	3,646,000
Diluted	3,642,501	3,633,933	3,638,140	3,647,329
Net income per share:
Basic	$0.47	$0.43	$0.77	$0.81
Diluted	$0.47	$0.43	$0.77	$0.81